EXHIBIT 99.1

PRESS RELEASE

OPPENHEIMER TO BUY A MAJOR PART OF CIBC WORLD MARKETS’ U.S. CAPITAL MARKETS BUSINESSES

TORONTO and NEW YORK, November 4, 2007 – Oppenheimer Holdings Inc. (OPY: NYSE) today announced that it has agreed to buy a major part of CIBC World Markets’ U.S. capital markets businesses.

The businesses to be acquired by Oppenheimer employ over 700 people and include CIBC World Markets’ U.S. Investment Banking, Corporate Syndicate, Institutional Sales and Trading, Equity Research, Options Trading and a portion of the Debt Capital Markets business which includes Convertible Bond Trading, Loan Syndication, High Yield Origination and Trading as well as related operations located in the U.K, Israel and Hong Kong. Annualized revenue of these businesses, based on CIBC’s most recently published results for the nine months ended July 31, 2007, is in excess of $400 million. Closing, subject to applicable regulatory approval, is expected to occur on January 2, 2008 with respect to the U.S. domestic operations. A second closing is anticipated for the overseas operations following regulatory approval.

Albert (“Bud”) Lowenthal, Oppenheimer’s CEO, said: “We are pleased to once again be partnering with CIBC and believe that the combination of these resources will significantly increase Oppenheimer’s penetration in capital markets. Our firm is now positioned to service clients with a complete offering of capital markets services, including M&A advisory, equity underwriting, high-yield fixed income origination and loan syndication. The timing of this acquisition will permit us to gain market penetration at a time that other firms are pulling back. We look forward to working with our associates both new and old in making this a success.”

“This transaction gives CIBC the opportunity to benefit from Oppenheimer’s future success,” said Gerry McCaughey, CIBC’s President and Chief Executive Officer.   “It will also permit CIBC to redeploy capital over time to further support the continued growth of our strong and profitable U.S. and international operations, as well as our core Canadian businesses.  This is in line with our strategic imperative to achieve consistent and sustainable performance over the long-term.”

The purchase price for the transaction is comprised of (1) an earn-out based on the annual performance of the combined Capital Markets Division of Oppenheimer & Co. Inc. and

 the acquired businesses for the calendar years 2008 through 2012, (in no case to be less than $5 million per year) to be paid in the first quarter of 2013 (the “Earn-Out Date”). On the Earn-Out Date, 25% of the earn-out will be paid in cash and the balance may be paid, at Oppenheimer’s option, in any combination of cash, Oppenheimer’s Class A Shares (at the then prevailing market price) and/or debentures to be issued by Oppenheimer payable in two equal tranches – 50% one year after the Earn-Out Date and the balance two years after the Earn-Out Date plus (2) warrants to purchase 1,000,000 Class A non-voting shares of Oppenheimer at $48.63 per share exercisable five years from closing, and (3) cash consideration at closing equal to the book value of certain fixed assets being acquired.

As part of the transaction, Oppenheimer will borrow $100 million from CIBC in the form of a five-year subordinated loan, to support the newly acquired businesses. In addition, CIBC will provide a warehouse facility, initially up to $1.5 billion, to a newly formed U.S. entity to finance the syndicated loans of middle market companies that are syndicated and distributed by the Loan Syndication and Loan Trading Groups being acquired. Underwriting of loans pursuant to the warehouse facility will be subject to joint credit approval by Oppenheimer and CIBC.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2006.

Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a full range of services from 81 offices in 21 states and through local broker-dealers in 2 foreign jurisdictions. Oppenheimer offers trust and estate services through Oppenheimer Trust Company. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

For further information, please contact:

Albert G. Lowenthal   (212) 668-8000

Elaine K. Roberts        (416) 322-1515

Media Contact:

Brian Maddox             (212) 850-5661